Exhibit 99.1

GOODY’S SIGNS LETTER OF INTENT FOR PROPOSED ACQUISITION

KNOXVILLE, Tenn. – (September 30, 2002) — Goody’s Family Clothing, Inc. (Nasdaq:GDYS) today announced that it has signed a non-binding letter of intent for the acquisition by a private equity group of 100% of its outstanding common stock for a purchase price of between $6.50 and $7.50 per share. The letter of intent provides for an exclusive due diligence period of up to 90 days. At the end of the first phase of due diligence, which shall be 60 days, if the parties mutually agree, there will be a second phase of due diligence for an additional 30 days. As a condition to proceeding to the second phase, the parties must agree upon a firm price and structure. During the second phase of due diligence, the remaining due diligence will be completed and the parties will seek to negotiate a definitive agreement. If an agreement can be reached, it is anticipated that the transaction would close during the first quarter of fiscal 2003.

Robert M. Goodfriend, Chairman and Chief Executive Officer of Goody’s and a principal shareholder, commented: “We believe this is an opportunity for our shareholders to receive cash in exchange for their holdings at a premium of between 37% and 58% to the current market value of our common stock during an otherwise uncertain period in the equity markets. At the same time, we are pleased to be in discussions with a financial buyer who would not only enable Goody’s to continue as a separate company, but also would be least disruptive to our associates, our customers and the communities we serve. While there can be no assurance that a transaction can be successfully completed, we believe it is important for us to explore this possibility.”

“Goody’s has built a strong business over two generations. We are well positioned with a solid brand name, $67.9 million in cash and cash equivalents at the end of the second quarter of fiscal 2002 and no long term debt,” Mr. Goodfriend continued.

Goody’s has agreed not to solicit other transactions or, subject to certain exceptions which enable the Company to respond to an unsolicited superior proposal, otherwise negotiate or provide information to any other prospective purchaser during the exclusive 60 to 90-day due diligence period. Goody’s has also agreed that if the acquisition is not completed for any reason, and an alternative transaction is consummated by Goody’s within 12 months of the termination of the letter of intent, it will pay a fee of either $2.5 million or $5.0 million, depending on the nature of the alternative transaction and whether the parties progress to the second phase of the due diligence period. In addition, Goody’s agreed to reimburse the prospective purchaser for a portion of its expenses, up to a maximum of $900,000 (unless Goody’s were to breach certain provisions of the agreement), if the letter of intent is terminated for any reason.

Financo, Inc., a New York based investment-banking firm, is acting as the financial advisor to Goody’s in this transaction.

Headquartered in Knoxville, Tennessee, Goody’s is a retailer of moderately-priced family apparel for women, men and children operating 328 stores in the 18 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.

Contacts:
Stacy Berns, Berns Communication Group, LLC, New York, NY Dawn Ford, Consumer Awareness Management, Knoxville, TN Pam Williams, Goody’s Family Clothing, Inc., Knoxville, TN	212-807-2780 865-671-7249 865-777-3166

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